UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 13, 2016

AmeriGas Partners, L.P.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13692	23-2787918
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No. Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 337-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2016, the Board of Directors of AmeriGas Propane, Inc. (the "General Partner"), the general partner of AmeriGas Partners, L.P. ("AmeriGas Partners"), appointed Laurie Bergman, age 38, to serve as Controller and Chief Accounting Officer of the General Partner, effective May 9, 2016. Ms. Bergman will succeed Robert J. Cane in this role. Mr. Cane has served as the General Partner’s Controller and Chief Accounting Officer since February 2013. Effective May 9, 2016, Mr. Cane will serve as the General Auditor of UGI Corporation, the General Partner’s parent.

Ms. Bergman currently serves as the Group Director – Financial Planning and Operations of the General Partner. She joined the General Partner in 2006 as Manager – Disbursements and has served in various roles for the General Partner, including Assistant Controller (2011-2012), Director of Financial Analysis and Planning (2012-2013), and Group Director of Financial Planning and Revenue Management (2013-2014). Prior to that, she held positions of increasing responsibility at the General Partner. Previously, Ms. Bergman served as a Financial Analysis Specialist and a Disbursement Operations Manager at CIGNA Corporation, a leading employee benefits provider, positions in which she served from 2001 to 2005.

Ms. Bergman will continue to participate in the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan On Behalf of AmeriGas Partners, L.P. (the "2010 Plan"). The General Partner’s Compensation/Pension Committee approved equity awards under the 2010 Plan to Ms. Bergman, effective May 9, 2016, of (i) 675 performance units with distribution equivalents that are tied to customer gain and loss performance during the three-fiscal-year performance period beginning October 1, 2015 and ending September 30, 2018 and (ii) 300 performance units with distribution equivalents that are tied to the three-year total unitholder return ("TUR") performance of AmeriGas Partners Common Units as compared to the TUR performance of the partnerships comprising the Alerian MLP Index over the three-year period from January 1, 2016 to December 31, 2018. Each performance unit represents the right of the recipient to receive a Common Unit and cash equal to distributions paid during the performance period if specified performance goals and other conditions are met.

Ms. Bergman will also continue to participate in the UGI Corporation 2013 Omnibus Incentive Compensation Plan (the "2013 Plan"), UGI Corporation’s long-term compensation plan. UGI Corporation’s Compensation and Management Development Committee approved an equity award under the 2013 Plan to Ms. Bergman of 2,700 UGI Corporation stock options, effective May 9, 2016. The stock options have a ten-year term and will vest in equal thirds over a three-year period beginning one year from the date of grant, with an option price equal to the fair market value of a share of UGI Corporation’s common stock on the date of grant.

Ms. Bergman will participate in the General Partner’s benefit plans, including the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan ("SERP") and the AmeriGas Propane, Inc. Senior Executive Employee Severance Plan ("Severance Plan"). Additionally, pursuant to a change in control agreement, the General Partner will provide Ms. Bergman with cash benefits ("Benefits") if the General Partner terminates her employment without cause or if she terminates employment for good reason at any time within two years following a change in control of the General Partner, AmeriGas Partners, L.P., or UGI Corporation. If events trigger a payment following a change in control, the Benefits payable to Ms. Bergman will be as specified under her change in control agreement unless payments under the Severance Plan would be greater, in which case Benefits would be provided under the Severance Plan. Benefits under her change in control agreement will be equal to her annual base salary plus annual bonus. The impact of a change in control on outstanding performance units, phantom units, distribution equivalents, and unvested stock options will be as set forth in the applicable plan and/or grant letter. In the event of the termination of Ms. Bergman’s employment following a change in control, Ms. Bergman would also receive benefits under the SERP calculated as if she had continued in employment for two years. Descriptions of the General Partner’s change in control agreements, SERP and Severance Plan are included in Item 11, Executive Compensation, of AmeriGas Partners’ Annual Report on Form 10-K, as amended by AmeriGas Partners’ Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

In order to receive benefits under the Severance Plan or her change in control agreement, Ms. Bergman is required to execute a release discharging the General Partner and its subsidiaries from liability for any claims she may have against any of them, other than claims for amounts or benefits due her under any plan, program or contract provided by or entered into with the General Partner or its subsidiaries. The Severance Plan also requires Ms. Bergman to ratify any post-employment activities agreement in effect and to cooperate in attending to matters pending at the time of termination of employment.

In addition to the benefits set forth above, company-paid life and disability insurance is generally available to all employees. Ms. Bergman will also be eligible for certain executive perquisites, including participation in the executive health maintenance program.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmeriGas Partners, L.P.

April 19, 2016	By:	/s/ Monica M. Gaudiosi

Name: Monica M. Gaudiosi
Title: Vice President and General Counsel, Secretary of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P.